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                                                                    EXHIBIT 99.1




                      Press Release dated December 20, 2002
                                   of ElkCorp






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PRESS RELEASE                                                       TRADED: NYSE
FOR IMMEDIATE RELEASE                                               SYMBOL:  ELK


FOR FURTHER INFORMATION:

Harold R. Beattie, Jr.
Sr. Vice President, Chief Financial Officer and Treasurer
(972) 851-0523

        ELKCORP SAYS U.S. ROOFING INDUSTRY COULD FACE ASPHALT SHORTAGES FROM A CONTINUATION OF VENEZUELAN OIL STRIKE; SECOND QUARTER FISCAL
     2003 EARNINGS EXPECTED AT LOWER END OF PREVIOUS GUIDANCE; FULL FISCAL
                      YEAR 2003 EARNINGS OUTLOOK UNCHANGED

DALLAS, TEXAS, December 20, 2002 . . . . ElkCorp said today that the U.S.
roofing industry could experience asphalt raw material shortages unless the Venezuelan oil industry strike is resolved shortly, but said that its contractual asphalt supply agreements should leave it relatively well positioned.

ElkCorp also said that it now expects that earnings for its second fiscal quarter ending December 31, 2002 will approximate the lower end of previously announced guidance of $0.12 to $0.17 per diluted share. ElkCorp's outlook for the full fiscal year ending June 30, 2003 remains unchanged at $1.23 to $1.33 per diluted share ($1.05 to $1.15 per diluted share excluding first quarter income from variable stock option accounting).

ASPHALT SUPPLY AND COST

Richard A. Nowak, President and Chief Operating Officer of ElkCorp, said, "We currently purchase of all of our asphalt requirements under contractual supply and processing agreements and do not rely upon spot market purchases for any portion of our asphalt requirements. While the Venezuelan oil strike will likely cause sharp reductions in asphalt volumes available in the spot market, we currently believe our contractual asphalt supply is secure. Only one of our four roofing plants utilizes asphalt of Venezuelan origin and we have identified alternate available asphalt blends.

"Since peaking in October 2002, our asphalt costs have recently declined by about $10 per ton. It is likely that our asphalt costs will rise again by up to $30 per ton until the Venezuelan situation is resolved. We previously implemented a 3% price increase, effective January 6, 2003, that should more than offset the probable increase in asphalt





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PRESS RELEASE
ElkCorp
December 20, 2002
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costs. We believe that market conditions are currently favorable to support the scheduled price increase.

"Recently, we have begun to see non-seasonal strength in shingle shipments that we believe results from purchases by roofing distributors to hedge against potential product shortages. We believe that our current strong inventory levels, and our contractual asphalt supply, will serve us relatively well in the event that shortages actually develop," he concluded.

EARNINGS OUTLOOK

Thomas D. Karol, Chairman of the Board and Chief Executive Officer of ElkCorp, said, "We now expect that our December quarter earnings will approximate the lower end of our previous guidance of $0.12 to 0.17 per fully diluted share. During the seasonally slow December quarter, we made a strategic decision to dedicate a portion of our shingle manufacturing resources to the limited production of a new 'beta' shingle product that currently requires some off-line processing. This decision reduced shingle production quantities below previously forecast levels, and the related under-absorption of fixed manufacturing expenses increased manufacturing costs somewhat. We also experienced higher than forecast legal expenses in our Building Products segment and a shift in the expected timing of certain Ortloff licensing fees into later quarters.

"Our outlook for full fiscal year 2003 remains unchanged at $1.23 to $1.33 per diluted share ($1.05 to $1.15 per diluted share excluding first quarter income from variable stock option accounting). Current El Nino related weather patterns cause us to anticipate more robust demand for roofing products during the coming spring and summer months and inventory availability could be restrained by the potential asphalt shortages. We believe we will likely see stronger volumes and improved pricing / asphalt cost dynamics during the latter half of fiscal 2003. We remain bullish on Ortloff's licensing fee prospects for full fiscal 2003," he concluded.

SAFE HARBOR PROVISIONS

In accordance with the safe harbor provisions of the securities law regarding forward-looking statements, in addition to the historical information contained herein, the above discussion contains forward-looking statements that involve risks and uncertainties. The statements that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements usually are accompanied by words such as "optimistic," "outlook," "believe," "estimate," "potential," "project," "expect," "anticipate," "plan," "predict," "could," "should," "may," "likely," or similar words that convey the uncertainty of future events or outcomes. These statements are based on judgments the company believes are reasonable; however, ElkCorp's actual




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PRESS RELEASE
ElkCorp
December 20, 2002
Page 3



results could differ materially from those discussed here. Factors that could cause or contribute to such differences could include, but are not limited to, changes in demand, prices, raw material costs, transportation costs, changes in economic conditions of the various markets the company serves, changes in the amount and severity of inclement weather, acts of God, war or terrorism, as well as the other risks detailed herein, and in the company's reports filed with the Securities and Exchange Commission, including but not limited to, its Form 10-K for the fiscal year ending June 30, 2002, and subsequent Forms 8-K and 10-Q.

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ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (over 90% of consolidated sales) and provides technologically advanced products and services to other industries. Each of ElkCorp's principal operating subsidiaries is the leader or one of the leaders within its particular market. Its common stock is listed on the New York Stock Exchange (ticker symbol: ELK).